INTERNATIONAL
NURSING
SERVICES, INC.
--------------
COMPANY CONTACT:                           INVESTOR RELATIONS:
International Nursing Services, Inc.       Lippert/Heilshorn & Associates, Inc.
John P. Yeros                              Keith L. Lippert (keith@lhai.com)
(303) 393-1515                             Sue Yeoh (sue@lhai.com)
                                           (212) 838-3777
                                           Bruce Voss (bruce@lhai.com)
                                           (310) 575-4848
FOR IMMEDIATE RELEASE

                     INTERNATIONAL NURSING SERVICES CLOSES
                      ACQUISITION OF CYMEDIX CORPORATION
            COMPANY COMPLETES FIRST COMMERCIAL SALE OF CYMEDIX LYNX


DENVER  (JANUARY  13,  1998)  -  INTERNATIONAL NURSING SERVICES, INC. (NASDAQ:
NURS) today announced that it has completed the acquisition of Cymedix Corporation. As previously disclosed, the Company acquired privately held Cymedix for approximately seven million shares of International Nursing Services common stock, and will operate Cymedix as a wholly owned subsidiary under the name Cymedix Lynx.

John P. Yeros, chairman of International Nursing Services, stated, "The Acquisition of Cymedix Corporation represents a tremendous turning point for the company, as it significantly expands our operations and adds potential synergies with our core supplemental staffing business. Given the increased demand for healthcare information technology, we believe the acquisition offers us significant revenue opportunities in this growing marketplace."

The Company also announced the first commercial sale of Cymedix Lynx. The three-year contract with Loyola University Medical Center of Chicago calls for the networking of at least 200 physicians with the medical center's laboratory services outreach program. Affiliate hospitals of Loyola University Medical Center are expected to be added in the near future, thereby increasing the potential number of physicians utilizing Cymedix Lynx throughout the Chicago area to more than 1,000.

"Loyola University Medical Center is the first institution to begin experiencing the many benefits of secure medical communications utilizing the Internet," said Keith Berman, president of Cymedix Lynx Corporation. "To date, we have received increasing levels of interest in Cymedix Lynx from leading healthcare organizations throughout the country. We are working to address this demand by supplementing our direct-sales efforts with a sales agreement with a major pharmaceutical company".

Mr. Berman added that the Company's comprehensive marketing of Cymedix Lynx will include participating in the Health Information Management Society Symposium in Orlando February 22 - 26. This is one of the nation's largest healthcare information systems and technology conferences, drawing more than 20,000 participants.

                                    -more-
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                     360 South Garfield Street, Suite 400
                       Denver, Colorado  80209-3136 USA
         (303)     393-1515  (800) 852-5257   Facsimile (303) 394-3653

Cymedix Lynx also plans to sponsor symposia in cooperation with a local HMO or hospital in 12 cities during 1998, including Atlanta, Boston, Chicago, Dallas, Denver, Houston, Los Angeles, Miami, New York, San Francisco, Tampa and
Washington,  D.C./Baltimore.    The  marketing  program  also  includes
trade-publication  advertising  as  well  as a 52,000-name direct-mail effort.

International Nursing Services is a medical resources Company with two synergistic lines of business. The Company provides skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care and in a broad spectrum of health care and educational facilities. Through its wholly owned subsidiary, Cymedix Lynx Corporation, the Company also offers Cymedix Lynx, a secure, patented medical communications product that makes use of the Internet. Using Cymedix Lynx, medical professionals can order, prescribe and access medical information from insurance companies and managed care organizations, as well as from any participating outpatient service provide such as laboratory, radiology center, pharmacy or hospital. The Company has offices in Denver, Houston and San Antonio, Tex., and Emeryville and Ontario, Calif., and Yonkers and the Bronx, N.Y.

                                      ***

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Reference is made to the Quarterly Report on form 10-QSB filed with the SEC on November 14, 1997.